Exhibit 99.1

China Green Agriculture, Inc. Raises Approximately $25 Million From Shelf Offering

Xi’an, China, July 21, 2009 (Xinhua-PRNewswire-Asia-FirstCall) – China Green Agriculture, Inc. (NYSE Amex Equities: CGA - News; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced that it priced an offering to sell 3,500,000 shares of its common stock at a public offering price of $7.15 per share. The shares are being sold under the Company's previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on June 12, 2009.

The Company expects that the offering will yield net proceeds, before expenses, of approximately $23.7 million and intends to use all of the net proceeds to expand its existing research and development through the construction of new green-house facilities. The Company estimates that these new facilities will require an aggregate investment of approximately $38.6 million over the course of two years. The Company anticipates using existing cash reserves, operating profits and bank loans to provide the difference between the total required investment of the new green-house facilities and the net proceeds from this offering.

Roth Capital Partners, LLC, acted as the sole underwriter of the offering. In connection with the offering, the Company also granted the underwriter a 30-day option to purchase up to an additional 525,000 shares to cover over-allotments, if any. The offering is expected to close on or about July 24, 2009.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Securities Act of 1933, as amended. Copies of the prospectus and prospectus supplement may be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("TechTeam"). TechTeam produces and sells approximately 15,000 metric tons of over 100 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are trademarked by the PRC government as Green Production Material and suitable for growing "green" foods, as stated by the China Green Food Development Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres).

China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the three months ended March 31, 2009 are Shannxi (12.2%), Shandong (10.6%), Anhui (6.2%), Xinjiang (6.0%) and Henan (5.4%), which in total accounted for 40.5% of our total fertilizer sales from the sale of our fertilizer products. For more information, visit http://www.cgagri.com ..

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

China Green Agriculture, Inc.
Ms. Ying Yang, Chief Financial Officer
Tel: +1-626-623-2575
Email: yangying@techteam.com.cn

OR

HC International, Inc.
Ted Haberfield, Executive VP
Tel: 760-755-2716
Email: thaberfield@hcinternational.net
http://www.hcinternational.net